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                                                                   Exhibit 99b


                 Ariel and Cabletron Close Sale of DSLAM Unit

     Ariel to Focus on Opportunities in Emerging Open Remote Access Market

CRANBURY, N.J., September 1, 1998 -- Ariel Corp. (NASDAQ: ADSP) announced today that it has closed the sale of the assets of its DSLAM group to Cabletron Systems, Inc. of Rochester, New Hampshire (NYSE: CS). With the closing, Ariel has received approximately 33.5 million in cash. The sale allows Ariel to better focus its effort on its core business. It will also lead to a significant reduction in operating expenses. This strengthens Ariel's financial position and enables the Company to invest in technology, people and strategic partnerships, positioning it for growth in the emerging open remote access market.

Anthony Agnello, Ariel's Chief Executive Officer said "Finalizing this sale is a timely realization of the value of our two year DSLAM investment. Beyond validating our vision, completing this transaction serves our key mission of sharpening our focus and harvesting our non-core products -- Ariel is now one hundred percent focused on the open remote access market."

"The Proceeds from this transaction", continued Agnello, "give us a strong balance sheet and improve Ariel's ability to develop products and technology, and to establish our brand. We will also be able to better develop partnerships, obtain complimentary products, and create more effective sales channels to grow revenues from OEM design wins and enterprise product sales."


Matters discussed herein, including any discussion of or impact, expressed or implied, on Ariel's anticipated operating results and future earnings per share contain forward-looking statements that involve risks and uncertainties. Ariel's results may differ significantly from the results indicated by such forward-looking statements and may be affected by many factors, including but not limited to, the timely development and acceptance of new products, the impact of competitive products and pricing, the development of OEM relationships, and changing market conditions. These and other risks are detailed from time to time in Ariel's SEC reports, including its Form 10-K for the year ended December 31, 1997 and its Form 10-Q for the quarter ended June 30, 1998.